Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223
William C. Roberts
Vice President, Corporate Communications
Phone (610) 321-6288
Kristina M. Broadbelt (for media)
Assistant Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA IMPROVES FINANCIAL POSITION THROUGH REPURCHASE OF $45

MILLION PRINCIPAL AMOUNT OF SENIOR CONVERTIBLE NOTES

Exton, PA, March 24, 2009 — ViroPharma Incorporated (Nasdaq: VPHM) announced it has repurchased, in a privately negotiated transaction, $45 million principal amount or 18 percent of the company’s Senior Convertible Notes due March 2017 for total consideration of approximately $21.2 million. Following these repurchases, senior convertible notes representing $205 million of principal debt are outstanding.

As a result of the convertible note repurchase, ViroPharma expects that its fully diluted shares outstanding will be decreased by approximately 2.38 million shares. The company is finalizing the accounting for the resulting net pre-tax gain in accordance with the company’s adoption of FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). This gain will be reported in the financial statements for the first quarter of 2009. ViroPharma anticipates that the taxable gain arising from the repurchase will qualify for deferral until 2014 in accordance with the provisions of the American Recovery and Reinvestment Act of 2009. The senior convertible note repurchase will reduce the company’s interest expense for the balance of fiscal 2009 by approximately $1.6 million. Additionally, the corresponding hedge and warrant (call spread) entered into by ViroPharma in March 2007 was unwound for the bonds repurchased. ViroPharma anticipates that the annual cash savings as a result of this repurchase will be approximately $0.9 million per year.

“A dislocation in the capital markets has allowed us to repurchase some of our outstanding debt at an attractive discount to the principal amount of the notes and reduce our fully diluted shares outstanding,” commented Charles Rowland, ViroPharma’s vice president and chief financial officer. “In addition, this accretive transaction provides us the opportunity to increase our net cash position, further strengthening our already strong balance sheet, and is consistent with our goal of increasing shareholder value.”

From time to time, ViroPharma may evaluate additional opportunities for purchases of its common stock or convertible notes, including through open market purchases or individually negotiated transactions.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains, and Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events and include our estimates of the tax and accounting treatment of the repurchase of our senior convertible notes or purchase shares of our common stock or convertible notes. Factors that could affect our financial position generally, and therefore impact the timing and magnitude of any possible future repurchase of notes or common stock, include among other things: the timeframe in which the FDA make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin; our ability to execute a successful launch of Cinryze; our ability to conduct future studies with maribavir; and the timing and potential outcomes of the review of our regulatory submission related to an acute treatment indication for Cinryze; the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products; and approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin or Cinryze. Currently our market capitalization is less than our book value. As a result, we may be required to take a significant non-cash goodwill impairment charge and may be required to write off goodwill or other intangible assets in the future. If we are required to write off goodwill or other intangible assets, our financial position or results of operations could be adversely affected. These factors, and other factors, including, but not limited to those described in the our annual report on Form 10-K filed with the Securities and Exchange Commission in February 2009, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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